Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 5, 2014 with respect to the consolidated financial statements of SWS Group, Inc., included in Hilltop Holdings Inc.’s Current Report on Form 8-K/A filed with the SEC on February 26, 2015 which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Dallas, Texas

May 11, 2015